Exhibit 23.1


INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-102869 on Form S-3 and No. 333-90630 on From S-8 of Creative Host Services, Inc. of our report dated March 31, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), appearing in this Annual report on Form 10-KSB of Creative Host Services, Inc. for the year ended December 31, 2002.



/S/ DELOITTE & TOUCHE LLP

San Diego, California
April 11, 2003